Exhibit (c)(i)

	STOCK PURCHASE AGREEMENT



	between



	LINDA V. MASANO
	and
	THOMAS MICHAEL MASANO
	(as Sellers)



	and



	MESA LABORATORIES, INC.
	a Colorado corporation
	(as Purchaser)




	Dated as of December 7, 1999

	TABLE OF CONTENTS


	PAGE

RECITALS						1

ARTICLE 1	PURCHASE AND SALE OF THE SHARES		1
	1.1	Purchase and Sale of the Shares		1
	1.2	Disclosure Schedule		2
	1.3	Definition of Assets		2
	1.4	Known Liabilities		3
	1.5	Purchase Price			3
	1.6	Allocation of Purchase Price		3
	1.7	Payment of Purchase Price		4
	1.8	Adjustment of Purchase Price		4
	1.9	Brokerage Fees			4
	1.10	Cost of Transaction		4

ARTICLE 2	REPRESENTATIONS AND WARRANTIES		5
	2.1	Sellers' Representations and Warranties		5
		(a)	Organization and Good Standing of the Company	5
		(b)	Articles of Incorporation and Bylaws		6
		(c)	Corporate Minutes		6
		(d)	Capitalization		6
		(e)	Clear Title to Shares		7
		(f)	Authorization		7
		(g)	Consents and Approvals		8
		(h)	No Violations		8
		(i)	Financial Statements		9
		(j)	Absence of Undisclosed Liabilities		9
		(k)	Absence of Certain Changes		10
		(l)	Legal Proceedings		10
		(m)	Taxes and Tax Returns		11
		(n)	Real Property		12
		(o)	Contracts			13
		(p)	Title to Properties		15
		(q)	Employees			15
		(r)	Qualified Employee Benefit Plans		16
		(s)	Employment of Company's Employees		17
		(t)	Employee Benefits		17
		(u)	Insurance			20
		(v)	No Dividends; Accruals and Reserves		20
		(w)	Bank Accounts		21
		(x)	Client Relationships		21
		(y)	Finders			21
		(z)	Environmental Compliance		21
		(aa)	Full Disclosure		23
		(bb)	Investment Purposes		23
	2.2	Purchaser's Representations and Warranties		23
		(a)	Organization and Good Standing		23
		(b)	Articles of Incorporation and Bylaws		24
		(c)	Accuracy of Information		24
		(d)	Authorization		24
		(e)	Consents and Approvals		25
		(f)	No Violations		25
		(g)	Legal Proceedings		26
		(h)	Finders			26
		(i)	Investment Purposes		27
	2.3	Nature of Statements		27
	2.4	Survival of Representations, Warranties and Agreements	27

ARTICLE 3	COVENANTS				29
	3.1	Access to Properties, Records and Clients		29
	3.2	Consultation			30
	3.3	Conduct of the Business of the Company Prior to Closing
Date					30
		(a)	Ordinary Course of Business		30
		(b)	Maintenance of Assets		30
		(c)	Insurance of Assets		30
		(d)	Contracts and Commitments		31
		(e)	Debts and Liabilities		31
		(f)	Corporate Documents		31
		(g)	Employment Practices		31
		(h)	Goodwill			32
		(i)	Litigation			32
		(j)	Conflicts			32
		(k)	Capital Stock		32
	3.4	Confidential Information		33
		(a)	Return of Confidential Information		33
		(b)	Non-Disclosure and Non-Use of Confidential
Information		33
		(c)	Specific Performance		33
	3.5	Consents				34
	3.6	Satisfaction of Conditions		34
	3.7	Publicity				34
	3.8	Disclosure of Certain Matters		34
	3.9	Certain Tax Matters		35
		(a)	Preparation of Tax Returns		35
		(b)	Audit of Tax Returns		35
	3.10	Records of the Company		35
	3.11	Use of Company Name and Logo After Closing Date	35

ARTICLE 4	CONDITIONS PRECEDENT TO CLOSING		36
	4.1	Conditions Precedent to Obligations of Purchaser	36
		(a)	Representations and Warranties True		36
		(b)	Outstanding Shares		36
		(c)	Performance of Obligations		36
		(d)	Absence of Litigation		36
		(e)	Opinion of Counsel		37
		(f)	Consents			37
		(g)	Certificate of Sellers		37
		(h)	No Adverse Change		37
		(i)	Resignations		38
		(j)	Noncompetition Agreements		38
		(k)	Consulting Agreements		38
	4.2	Conditions Precedent to Obligations of Sellers		38
		(a)	Representations and Warranties True		38
		(b)	Performance of Obligations		38
		(c)	Absence of Litigation		38
		(d)	Certificate of Purchaser		39
		(e)	Opinion of Counsel		39
		(f)	Noncompetition Agreements		39
		(g)	No Adverse Change		39

ARTICLE 5	CLOSING				40
	5.1	Time and Place of the Closing		40
	5.2	Actions of Sellers at Closing		40
		(a)	Stock Certificates		40
		(b)	Opinion of Sellers' Counsel		40
		(c)	Resignations		40
		(d)	Corporate Records		40
		(e)	Noncompetition Agreements		41
		(f)	Consulting Agreements		41
		(g)	Certificate of Sellers		41
	5.3	Actions of Purchaser at Closing		41
		(a)	Cash Payment		41
		(b)	Mesa Stock Certificates		41
		(c)	Reserve Account		42
		(d)	Noncompetition Agreements		42
		(e)	Opinion of Purchaser's Counsel		42
		(f)	Certificate of Purchaser		42

ARTICLE 6	TERMINATION			42
	6.1	Termination			42
	6.2	Effect of Termination		43

ARTICLE 7	INDEMNIFICATION			44
	7.1	Indemnification by Sellers		44
	7.2	Indemnification by Purchaser		45
	7.3	Defense				45
		(a)	Notification of Indemnification Claim		45
		(b)	Defense of Claim by Indemnifying Party		46
		(c)	Defense of Claim by Aggrieved Party		46


ARTICLE 8	MISCELLANEOUS			47
	8.1	Headings				47
	8.2	Notices				47
	8.3	Assignment				48
	8.4	Further Assurances		48
	8.5	Complete Agreement		48
	8.6	Modifications, Amendments, and Waivers		48
	8.7	Choice of Law and Venue		49
	8.8	Severability			49
	8.9	Counterparts			49

EXHIBITS:

A	Disclosure Schedule			A-1
B	Articles of Incorporation of the Company		B-1
C	Bylaws of the Company		C-1
D	Automata Brochure No. 5		D-1
E	Opinion of Sellers' Counsel		E-1
F	Noncompetition Agreement - Linda V. Masano		F-1
G	Noncompetition Agreement - Thomas Michael Masano		G-1
H	Consulting Agreement - Linda V. Masano		H-1
I	Consulting Agreement - Thomas Michael Masano		I-1
J	Opinion of Purchaser's Counsel		J-1
K	Third Amendment to Standard Industrial/Commercial
	Single-Tenant Lease - Net		K-1
L	Custody Account Form with Wells Fargo Bank		L-1


	STOCK PURCHASE AGREEMENT


	THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into by and among LINDA V. MASANO, an individual resident of Arizona ("L. Masano"), THOMAS MICHAEL MASANO, an individual resident of Arizona ("T. Masano") (individually the "Seller" and collectively the "Sellers"), and MESA LABORATORIES, INC., a
Colorado corporation having its principal place of business in Lakewood, Colorado (the "Purchaser") effective as of the latest date set forth opposite the signature of the parties on the signature page hereto (the "Effective Date").
	RECITALS
	WHEREAS, Sellers own an aggregate of two thousand (2,000) shares of common stock, no par value, of Automata
Instrumentation, Inc., an Arizona corporation ("Automata" or the "Company"), representing all of the issued and outstanding capital stock of Automata (the "Shares"); and
	WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares upon the terms and conditions set forth herein;
	AGREEMENT
	NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
	ARTICLE 1
	PURCHASE AND SALE OF THE SHARES
	1.1	Purchase and Sale of the Shares.  Upon the terms and
subject to the conditions hereof, at the Closing (as hereinafter defined), each Seller will sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser will purchase from that
Seller, that number of the Shares set opposite the name of Seller below, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company:
							  Number of
	Name of Seller				Shares Owned

	Linda V. Masano					1,020

	Thomas Michael Masano			    980

	Total							2,000

	1.2	Disclosure Schedule.  Within five (5) business days
after the Effective Date, Sellers and the Company shall prepare and deliver a disclosure schedule to Purchaser.  The disclosure schedule shall be in the form of Exhibit "A" attached hereto and incorporated herein by this reference (the "Disclosure Schedule")
and shall consist of such exhibits thereto as are referenced in this Agreement or in the Disclosure Schedule.  If Sellers and the
Company either fail to deliver the Disclosure Schedule to
Purchaser as provided in this Section 1.2 or if the assets and liabilities disclosed in such Disclosure Schedule are materially and adversely different than those enumerated on the unaudited financial statements of the Company as of October 31, 1999
(together with updated schedules as of October 31, 1999 of all
1999 year-to-date information contained in the "Sales/Profits"
section of the Automata Brochure No. 5 (as hereinafter defined), collectively the "October 31, 1999 Financial Statements")
previously furnished to Purchaser, or if the exceptions or
qualifications set forth in the Disclosure Schedule materially alter or limit the representations and warranties of Sellers set forth in Section 2.1 hereof, Purchaser may upon written notice to
Sellers terminate this Agreement whereupon neither Sellers nor
Purchaser shall have any further obligation or liability to the other hereunder except as otherwise provided in Section 1.10(c)
and Section 3.4 hereof.  In the event Purchaser fails to give
Sellers written notice of any objections Purchaser may have to such Disclosure Schedule within ten (10) business days after its receipt of the Disclosure Schedule, or by Closing if earlier,
Purchaser's right to terminate this Agreement pursuant to this
Section shall be deemed to have been waived for all purposes.
	1.3	Definition of Assets.  As used herein, the term
"Assets" shall mean all assets of the Company whether such assets are real, personal or mixed, tangible and intangible, of every kind, nature and description wherever situated, including,
without limitation, all of the assets set forth on the October
31, 1999 Financial Statements previously furnished to Purchaser, subject only to changes in such assets occurring in the ordinary course of business or as contemplated by this Agreement.
	1.4	Known Liabilities.  Purchaser will assume and will
discharge or otherwise be liable for all Known Liabilities (as such term is hereinafter defined), and all of the Shares
purchased and the Assets shall be subject to all such Known
Liabilities.  For purposes of this Agreement, the term "Known
Liabilities" shall mean the debts, liabilities, or obligations of the Company which were recorded or reflected on either the
October 31, 1999 Financial Statements or the Disclosure Schedule.
 Known Liabilities specifically exclude any Taxes (as hereinafter defined) due and any other tax consequences or liabilities
created by virtue of the bonuses by the Company to Sellers as set forth on the Disclosure Schedule, all of which liabilities are and shall remain solely the responsibility of Sellers other than the payment by the Company of the Medicare 1.45% tax.
	1.5	Purchase Price.  The aggregate purchase price (the
"Purchase Price") to be paid by Purchaser to Sellers for all of the Shares and Sellers' covenants not to compete as set forth in the Noncompetition Agreements referred to in Section 4.1(j)
hereof shall be an amount equal to FOUR MILLION ONE HUNDRED
THOUSAND AND NO/100 DOLLARS ($4,100,000.00) and ONE HUNDRED
THOUSAND (100,000) unregistered shares of the common stock of the
Purchaser (the "Mesa Stock").
	1.6	Allocation of Purchase Price.  The Purchase Price shall
be apportioned between the Shares and the covenants not to
compete of Sellers and allocated to Sellers as follows:
					Linda V. Masano	  Thomas Michael Masano
	Shares				$1,989,000		$1,911,000

	Covenant Not to Compete	$  100,000		$  100,000

		Total				$2,089,000		$2,011,000


	1.7	Payment of Purchase Price.  The Purchase Price shall be
paid by Purchaser to Sellers in the following manner: an
aggregate of $3,700,000 in cash or cleared funds and an aggregate of 100,000 unregistered shares of Mesa Stock at Closing.  The remaining $400,000 shall be placed by Purchaser in an interest-
bearing custody account with Sellers at Wells Fargo Bank in the form of Exhibit "L" annexed hereto for a period of six (6) months from the Closing to reimburse Purchaser for any liabilities other than the Known Liabilities of Automata incurred by Purchaser in connection with the Agreement (the "Reserve Account").
	1.8	Adjustment of Purchase Price.  Subject to the
limitation set forth in the last sentence of Section 7.1, in the event there are any undisclosed liabilities discovered within six months after the Closing and not included on the October 31, 1999
Financial Statements or the Disclosure Schedule, then the amount of any such liability that may at any time be paid by Purchaser after the Closing Date shall be deducted from the Reserve Account and paid to Purchaser on a dollar for dollar basis.
	1.9	Brokerage Fees.  Purchaser shall pay the broker fees of
Enterprise Investments, Inc. and Sellers shall pay the consulting fees of McIntyre Investment Company.  Further, Sellers and
Purchaser shall each pay any other brokerage fees, consulting fees or finder fees due, or allegedly due, in connection with the transactions contemplated by this Agreement which were incurred by such party.  Sellers and Purchaser shall indemnify and hold harmless the other party from and against all loss, cost, damage or expense (including reasonable attorneys' fees) arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by such indemnifying party in
connection with the transactions covered by this Agreement
insofar as such claims shall be based upon alleged arrangements or agreements made by the indemnifying party or on the
indemnifying party's behalf.  Such indemnities shall survive the
Closing or any termination of the Agreement and shall not be merged therein.
	1.10	Cost of Transaction.  Whether or not the transactions
contemplated hereby shall be consummated, the parties agree as follows:
		(a)	Sellers will pay the fees, expenses and
disbursements of Sellers and Sellers' agents,
representatives, accountants, and counsel incurred in
connection with the subject matter hereof and any amendments hereto.
		(b)	Purchaser shall pay the fees, expenses and
disbursements of Purchaser and its agents, representatives,
accountants and counsel incurred in connection with the
subject matter hereof and any amendments hereto.
		(c)	In the event that any party elects unreasonably
and without good cause to withdraw from and not consummate
the transactions contemplated by this Agreement or commits
any act of intentional misrepresentation or fraud prior to
the Closing, such party agrees to pay the other party,
within ten (10) days of such election or discovery of such
act, an amount equal to Fifty Thousand Dollars ($50,000).
However, all parties waive any claims for damages of any
other type in the event of failure to consummate the
transactions contemplated by this Agreement.
	ARTICLE 2
	REPRESENTATIONS AND WARRANTIES
	2.1	Sellers' Representations and Warranties.  As a material
inducement to Purchaser to enter into this Agreement and perform its obligations hereunder, each Seller hereby severally
represents and warrants to Purchaser as follows:
		(a)	Organization and Good Standing of the Company.
The Company is a corporation duly organized, validly
existing and in good standing under the laws of the State of
Arizona, and the Company has the requisite power and
authority to own, operate and lease its properties and to
carry on its business as now being conducted.  The Company
does not have any subsidiaries.
		(b)	Articles of Incorporation and Bylaws.  True,
accurate and complete copies of the Articles of
Incorporation and Bylaws of the Company, as amended to date
and certified by the Secretary of the Company are attached
hereto as Exhibits "B" and "C", respectively, and
incorporated herein by this reference thereto.
		(c)	Corporate Minutes.  The corporate minute book(s),
stock certificate book(s), stock register(s) and other
similar corporate records of the Company are correct and
complete in all respects and completely and accurately
reflect all proceedings of the shareholders and directors of the Company required by applicable law to be reflected
therein, and the signatures appearing on all documents
contained therein are the true signatures of the persons
purporting to have signed the same.  All actions reflected
in said books and records are duly and validly taken in
compliance with the laws of the applicable jurisdictions in
effect at the time of the transaction.  The stock record
books of the Company contain complete and accurate records
of the stock ownership of the Company and the transfer of
shares of its capital stock.
		(d)	Capitalization.  The authorized capital stock of
the Company consists of one million (1,000,000) shares of
common stock, no par value, of which two thousand (2,000)
shares will be issued and outstanding as of the Closing.
There are no other classes or series of capital stock of the
Company authorized.  All issued and outstanding shares of
the Company as of the Closing will be duly authorized and
validly issued, fully paid and nonassessable.  There are no
subscriptions, options, warrants, calls, rights, contracts,
commitments, understandings, restrictions (other than
restrictions imposed upon the transfer of unregistered
securities by applicable securities law) or arrangements of
any kind relating to the issuance, sale or transfer of any
of the shares of the Company, including any rights of
purchase, conversion or exchange under any outstanding
securities or other instruments.  There are no voting trusts or other agreements or understandings of any kind relating
to the capital stock of the Company and no shareholder of
the Company or any other person is entitled to registration
or preemptive or dissenters' rights with respect to the
shares of the Company.  The Company is not under any
obligation (arising under the Articles of Incorporation, by
agreement or otherwise) to redeem, retire or repurchase any
Shares or other securities of the Company.
		(e)	Clear Title to Shares.  Seller is, and at the time
of Closing will be, the sole and exclusive record and
beneficial owner of that portion of the Shares set forth
opposite Seller's name in Section 1.1 hereof and the Shares
will be sold, transferred, assigned and conveyed to
Purchaser, free and clear of all liens, claims, charges,
rights of setoff and other encumbrances and restrictions of
any kind or nature (other than restrictions imposed upon the transfer of unregistered securities by applicable securities law) and Seller has the full power, authority and capacity
to transfer and deliver that portion of the Shares owned by
such Seller pursuant to this Agreement.  Upon delivery to
Purchaser of the certificate or certificates evidencing the
Shares as contemplated by this Agreement, Seller shall have
transferred to Purchaser valid and marketable title to that
portion of the Shares owned by Seller, including without
limitation all voting and other rights to such portion of
the Shares, free and clear of all liens, claims, charges,
rights of setoff and other encumbrances and restrictions of
any kind or nature whatsoever (other than restrictions
imposed upon the transfer of unregistered securities by
applicable securities law).
		(f)	Authorization.  Seller is over twenty-one (21)
years of age and has the requisite authority and capacity to execute, and comply with the terms of, this Agreement and to perform Seller's obligations under this Agreement.  Further, the Board of Directors of the Company has duly approved and
authorized the execution and delivery of this Agreement and
the consummation of the transactions contemplated hereby,
and no other corporate proceedings on the part of the
Company are necessary to approve and to authorize the
execution and delivery of this Agreement and consummation of the transactions contemplated hereby.  Assuming that this
Agreement constitutes a valid and binding agreement of
Purchaser, this Agreement and all agreements executed and
delivered by Sellers hereunder constitute the valid and
binding agreement of Sellers enforceable in accordance with
their respective terms, except as the enforceability hereof
or thereof may be subject to applicable bankruptcy,
insolvency, reorganization or other similar laws affecting
creditors' rights generally and to general principles of
equity.
		(g)	Consents and Approvals.  Neither the execution and
delivery by Sellers of this Agreement nor the consummation
by Sellers of the transactions contemplated hereby will
conflict with or result in a breach of any provision of the
Articles of Incorporation or Bylaws of the Company.  No
consent, authorization or approval of, or declaration,
filing or registration with, any governmental or regulatory
authority, or any other person or entity is necessary by
Sellers in order to enable Sellers to enter into and perform their obligations under this Agreement.
		(h)	No Violations.  Except as disclosed in the
Disclosure Schedule, to the best of Sellers' actual
knowledge, the Company is not in violation of and has not
received any actual notice of violation of any applicable
law, statute, order, rule, regulation, or directive of any
governmental or self-regulatory authority or judgment,
decree, or award entered by any federal, state, local or
foreign court or governmental authority or arbitrator or
arbitration panel relating to the Company or Sellers which,
either singly or in the aggregate, would have a material
adverse effect on the results of operations or financial
condition of the Company or materially impair the ability of the Company or Sellers to consummate the transactions
contemplated hereby.  Neither the execution and delivery of
this Agreement nor the consummation of the transactions
contemplated hereby will (or with the passage of time or the giving of notice will):
			(1)	Be in violation of the Articles of
Incorporation or Bylaws or other organizational
documents of the Company;
			(2)	Result in the creation or imposition of any
security interest, lien, charge or other encumbrance
upon any property or assets of the Company or upon the
Shares under any agreement to which Sellers or the
Company are bound;
			(3)	Accelerate, or constitute an event entitling,
or which would with notice or lapse of time or both
entitle, the holder of any material indebtedness of the
Company for borrowed money to accelerate, the maturity
of any such indebtedness;
			(4)	Cause a default under any material mortgage
or deed of trust to which any property of the Company
is subject;
			(5)	Conflict with or result in the breach of any
writ, injunction or decree of any court or governmental
instrumentality by which the Company or Seller is
bound; or
			(6)	Conflict with or result in a violation or
breach of, or constitute a default under, or give to
any person or entity any right of termination,
cancellation, acceleration, or modification in or with
respect to, any contract to which the Company or Seller
is a party or by which any of the assets or properties
of the Company or Seller may be bound, and as to which
any such conflicts, violations, breaches, defaults, or
rights individually or in the aggregate have or may
reasonably be expected to have a material adverse
effect on the validity or enforceability of this
Agreement or on the ability of Sellers to perform
Sellers' obligations under this Agreement.
		(i)	Financial Statements.  The October 31, 1999
Financial Statements are in accordance with the books and
records of the Company, correctly reflect valid transactions and present fairly the financial position and the results of operations of the Company as of the respective dates and for the respective fiscal periods set forth therein on an
accrual basis.
		(j)	Absence of Undisclosed Liabilities.  Except as,
and to the extent reflected or disclosed (or adequately
reserved for or against) in the October 31, 1999 Financial
Statements, or except as specifically provided by this
Agreement, the Company does not have any liabilities or
obligations of any nature, whether known or unknown,
contingent or absolute, required by generally accepted
accounting principles to be reflected on the October 31,
1999 Financial Statements, except for contractual
liabilities or obligations which were incurred in the
ordinary course of business consistent with past practice
since the date of the October 31, 1999 Financial Statements
and which in the aggregate do not exceed Ten Thousand and
No/100 Dollars ($10,000.00).
		(k)	Absence of Certain Changes.  Since October 31,
1999, the Company's business has been conducted in the
ordinary course.  Except as set forth in the Disclosure
Schedule or as contemplated by this Agreement, since October
31, 1999, the Company has not (i) incurred or suffered any
liability (whether accrued, absolute, contingent or
otherwise), or as to its physical property or assets, any
physical loss, change or damage or destruction (whether or
not covered by insurance) which had a material adverse
impact on the financial condition or results of operations
of the Company, (ii) entered into any commitment,
contractual obligation, or transaction other than in the
ordinary course of business consistent with past practice,
(iii) made any material change in the accounting methods
employed by the Company, including any such change in the
valuation and recording of assets and liabilities, (iv)
incurred any obligation or liability to any person for
borrowed money or other indebtedness except for trade
account payables incurred in the ordinary course of
business, or (v) incurred any material adverse change or
development which is likely to result in a material adverse
change within the next six (6) months in its financial
condition, assets, liabilities (contingent or otherwise),
income or business.
		(l)	Legal Proceedings.  Except as disclosed in the
Disclosure Schedule, there is (i) no investigation or review by any domestic or foreign governmental entity or self-
regulatory authority with respect to the Company or any of
its employees or representatives (insofar as any such
investigation or review relates to their activities with the
Company) actually pending or, to the actual knowledge of
Sellers, threatened, nor has any governmental authority
indicated to the Company or Sellers an intention to conduct
the same, (ii) no claim, action, suit or proceeding pending, or, to the actual knowledge of Sellers, threatened against
or affecting the Company, the business or the assets of the
Company or any of the directors, shareholders, employees or
representatives of the Company (insofar as any such matters
relate to their activities with the Company) at law or in
equity, or before any federal, state, municipal, or other
governmental entity or arbitrator or arbitration panel
which, if adversely decided, would, either singly or in the
aggregate, have a material adverse effect on the financial
condition or results of operation of the Company or
materially impede the ability of the Company or Sellers to
consummate the transactions contemplated hereby, and (iii)
no outstanding order, judgment, injunction, award, or decree of any court, public body or authority, arbitration panel or arbitrator by which the Company or its business is bound or
by which any of its employees or representatives is
prohibited or restricted from engaging in or otherwise
conducting the business of the Company as presently
conducted, which, either singly or in the aggregate, have or may reasonably be expected to have a material adverse effect on the financial condition or results of operation of the
Company or materially impede the ability of the Company or
Sellers to consummate the transactions contemplated hereby.
		(m)	Taxes and Tax Returns.
			(1)	For purposes of this Agreement, (i) the term
"Taxes" shall mean all taxes imposed by the United
States of America (the "United States"), or any state,
local or foreign government or subdivision or agency
thereof, whether imputed on a unitary, combined or any
other basis, and such term shall include but not be
limited to any income, franchise, sales tax, ad valorem
property tax, and payroll tax and any interest and
penalties or additions to tax; and (ii) the term "Tax
Return" shall mean any report, return or other
information required to be filed with, supplied to or
otherwise made available to a taxing authority in
connection with Taxes.
			(2)	Except as set forth on the Disclosure
Schedule, the Company has duly filed with the
appropriate taxing authorities all Tax Returns required
to be filed by it.  Except as set forth on the
Disclosure Schedule, the Company has complied with all
applicable laws, rules and regulations relating to the
payment and withholding of Taxes and has timely
withheld from employees' wages and paid over to the
proper governmental authorities amounts required to be
so withheld and paid over for all periods under all
applicable laws.  The Company has paid or reserved for
payment all Taxes due and payable as of the Effective
Date, and will pay or fund a reserve for payment of all
Taxes due as of the Closing Date.  The amounts set up
as funded reserves for the payment of any unpaid Taxes
are an adequate reserve for such Taxes under tax
accrual accounting principles.
			(3)	The Company has not had any tax deficiencies
proposed or assessed against the Company or its assets
which have not been paid in full (including any
interest and penalties thereon).
			(4)	The Company has not executed any waiver of
the statute of limitations on the assessment or
collection of any Tax from or by any taxing authority
that is still in effect as of the Effective Date.
		(n)	Real Property.
			(1)	The Company presently leases office space at
15600 North 78th Street, Scottsdale, Arizona 85260
under a lease agreement (the "Lease"), under which the
Company occupies or has the right to occupy its present
office facilities at this location.  Sellers have
provided Purchaser an opportunity to review true,
correct and complete copies of the Lease (including all
modifications, amendments and supplements thereof).
The Lease is valid and binding upon the Company and, to
Sellers' knowledge, upon the Landlord and is in full
force and effect, and all rent and other sums and
charges payable by the Company as tenant are current.
Sellers shall cause Landlord to amend the Lease to a
month-to-month tenancy effective as of the Closing at a
monthly rental of $7,000.00 for a term not to exceed
three (3) months in the form of Exhibit "K" annexed
hereto and incorporated herein by this reference.
			(2)	No notice of material default or termination
under the Lease is outstanding.  No termination event
or condition or uncured material default on the part of
the Company, or to Sellers' knowledge, on the part of
the Landlord exists under the Lease, and no event has
occurred and no condition exists, and the consummation
of the transactions contemplated by this Agreement will
not create or result in an event or condition, which,
with the giving of notice or the lapse of time or both,
would constitute such a material default or termination
event or condition.
			(3)	The Company does not own and does not have
any interest in real property other than as tenant
under the Lease, and the Company in the past ten (10)
years did not own or have any ownership in or to any
real property, other than the leased premises described
in the Lease.
		(o)	Contracts.
			(1)	Except as described in the Disclosure
Schedule, the Company is not a party to or bound by any
agreement, contract or commitment:
				(A)	With management or any employee for
personal services that is not by its terms
immediately terminable at will by the Company
without cost or liability to the Company at or at
any time after the Closing Date (subject to any
rights an employee may have by statute or
regulation);
				(B)	With any labor union or employees'
association;
				(C)	Under which the Company has borrowed any
money or issued any note, bond, indenture, loan,
credit agreement or other evidence of indebtedness
or direct or indirect guarantee or assumption of
indebtedness, liabilities or obligations of others
(other than overdraft accounts or similar
obligations used in the normal course of business)
which will not be discharged on or before Closing;
				(D)	Relating to a mortgage, pledge, security
agreement, deed of trust or other document
granting a lien over any material property owned
by the Company;
				(E)	Relating to any bonus, retirement,
deferred compensation, pension, profit sharing,
stock options, life and health insurance,
hospitalization or employee savings or retirement
agreements, policies or plans except as set forth
in this Agreement;
				(F)	That contains any severance pay
liability or obligations to any employee or former
employee; and
				(G)	With respect to noncompetition
agreements or arrangements by which the Company is
bound.
			(2)	The attached Disclosure Schedule sets forth a
true, correct and complete list of all material
contracts and other material instruments to which the
Company is a party.  There have been delivered to
Purchaser true, complete and correct copies of all of
the contracts and agreements (together with all
amendments and supplements thereto) set forth in the
Disclosure Schedule and there are no other material
terms of such contracts or other instruments except as
set forth on such copies.  Except as set forth in the
Disclosure Schedule, all of such contracts and other
instruments are valid, subsisting in full force and
effect and binding upon the Company, and, to the
knowledge of Sellers, upon the other party or parties
thereto, in accordance with their terms, subject to the
qualifications that enforcement of the rights and
remedies created thereby is subject to (i) bankruptcy,
insolvency, reorganization, moratorium and other laws
of general application affecting the rights and
remedies of creditors, and (ii) general principles of
equity (regardless of whether such enforcement is
considered in a proceeding in equity or at law); and
the Company is not in default under any of them, nor
does any condition exist that with notice or lapse of
time or both would constitute such a default by the
Company, except where such default is not material with
respect to such contract or agreement and would not
give rise to any right of, or result in any,
termination, cancellation or modification of such
contract or agreement.  To the knowledge of Sellers, no
other party to any such contract or other agreement is
in material default thereunder.
			(p)	Title to Properties.  Except as disclosed in
the Disclosure Schedule, the Company has good and
marketable title to all of its properties, assets and
leasehold estates, real and personal, and none of such
properties or assets is subject to any liens, claims,
charges, encumbrances or restrictions, except for liens
for current property taxes not yet due, if any, with
respect to which no default exists.
			(q)	Employees.  Except as disclosed in the
Disclosure Schedule, to the best of Sellers' actual
knowledge, the Company is in compliance in all material
respects with all applicable laws respecting employment
and employment practices, terms and conditions of
employment and wages and hours, and the Company is not
engaged in any unfair labor practice.  Except as
disclosed in the Disclosure Schedule, to the best of
Sellers' actual knowledge, there are no charges of
discrimination or harassment (relating to age, sex,
race, national origin, religion, creed, handicaps or
veteran status) or unfair labor practice charges or
complaints against the Company pending, or to the
actual knowledge of Sellers threatened, against or
affecting the Company and there have not been any such
charges or complaints.
			(r)	Qualified Employee Benefit Plans.  Neither
the Company nor any other corporation or trade or
business under common control with the Company ("ERISA
Affiliate") as determined under Sections 414(b), (c) or
(m) of the Internal Revenue Code of 1986, as amended
(the "Code"), sponsors, maintains or otherwise is a
party to or participates in any pension, profit
sharing, thrift or other retirement plan, or employee
stock ownership plan that has been or is intended to be
qualified under Section 401(a) of the Code, other than
the 401(k) Profit Sharing Plan of the Company (the
"Profit Sharing Plan").  The Profit Sharing Plan is
sometimes referred to herein as the Qualified Plan.
The Qualified Plan is currently covered under a
favorable determination letter issued by the Internal
Revenue Service finding that the Qualified Plan is a
qualified plan under Section 401(k) of the Code.  The
Qualified Plan has been operated as a qualified cash or
deferred arrangement under Section 401(k) of the Code.
 Sellers shall cause the Company to terminate its
participation in the Qualified Plan so that the said
termination shall be effective on the Closing Date and
Sellers shall cause the Company to prepare and submit
appropriate applications for determination to the
Internal Revenue Service on or before the Closing Date
seeking a favorable determination letter that as of the
date of the termination thereof, the Qualified Plan was
a qualified cash or deferred arrangement under Section
401(k) of the Code.
			(s)	Employment of Company's Employees.  The
parties recognize that certain existing employees of
the Company may be retained by Purchaser after the
Closing and change in control of the Company.  The
existing employees have certain employee benefits which
are part of a Company program, and these benefits may
be affected by the change in control of the Company.
The parties agree that the Company shall terminate its
participation in the Profit Sharing Plan as of the
Closing Date, and that the employee benefits for the
existing employees at the time of the Closing under the
Profit Sharing Plan shall be paid to the employees of
the Company who are participants therein according to
the terms of said plan.
			(t)	Employee Benefits.
				(1)	Except as disclosed in the Disclosure
Schedule, neither the Company nor any ERISA
Affiliate sponsors, maintains, or otherwise is a
party to, participates in, or is in default under,
or has any accrued obligations under any pension,
profit sharing, thrift or other retirement plan,
employee stock ownership plan, deferred
compensation, stock option, stock purchase,
performance share, bonus or other incentive plan,
severance plan, health, group life insurance or
other welfare plan, or other similar plan,
agreement, policy or understanding, including
without limitation any "employee benefit plan"
within the meaning of Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended
("ERISA"), whether formal or informal and whether
legally binding or not, under which the Company
has any current or future obligation or liability
to any present or former employee of the Company
or to such present or former employee's dependents
or beneficiaries (each such plan, agreement,
policy or understanding being hereinafter referred
to individually as a "Plan").  Except as disclosed
in the Disclosure Schedule, neither the Company
nor any ERISA Affiliate nor Sellers has any formal
plan or commitment, whether legally binding or
not, to create any additional Plan or modify or
change any existing Plan that would affect any
present or former employee of the Company, or such
present or former employee's dependents or
beneficiaries other than those arising from the
termination of the Profit Sharing Plan.  None of
the Plans in the Disclosure Schedule is a multi-
employer plan (as defined in Section 3(37) of
ERISA.
				(2)	Except as disclosed in the Disclosure
Schedule, to the best of Sellers' actual
knowledge, each of the Plans has been maintained
and administered in all material respects in
accordance with applicable laws, including but not
limited to the Age Discrimination in Employment
Act, as amended, Title X of the Consolidated
Omnibus Budget Reconciliation Act of 1986, as
amended ("COBRA"), ERISA and the Code, and all
reports required by any governmental agency with
respect to each of the Plans covering any employee
or former employee of the Company have been timely
filed.
				(3)	There are no pending and, to the best of
Sellers' actual knowledge, except as disclosed in
the Disclosure Schedule, threatened or anticipated
claims or actions with respect to any Plan (other
than routine claims for benefits by employees
covered under any such Plan and their
beneficiaries) and no "prohibited transaction," as
defined in Section 406 of ERISA or Section 4975 of
the Code, has occurred with respect to any Plan,
excluding transactions effected pursuant to a
statutory or administrative exemption.
				(4)	No tax under Sections 4980B or 5000 of
the Code has been incurred, or is reasonably
expected to be incurred, in respect of any Plan
that is a group health plan subject to tax under
Sections 4980B or 5000 of the Code.
				(5)	Except as disclosed in the Disclosure
Schedule, the Company does not provide, and is not
obligated to provide, benefits, including without
limitation death, health, medical, or
hospitalization benefits (whether or not insured),
with respect to current or former employees, their
dependents or beneficiaries beyond their
retirement or other termination of employment
other than (i) coverage mandated by applicable
law, (ii) death benefits or retirement benefits
under any "employee pension benefit plan," as that
term is defined in Section 3(2) of ERISA, (iii)
deferred compensation benefits accrued as
liabilities on the books of the Company, or (iv)
benefits the full cost of which is borne by the
current or former employee (or his beneficiary).
				(6)	Except as disclosed in the Disclosure
Schedule or as expressly provided in this
Agreement, the consummation of the transactions
contemplated by this Agreement will not (i)
entitle any current or former employee or officer
of the Company to severance pay, unemployment
compensation or any other payment, (ii) accelerate
the time of payment, or increase the amount of
compensation due any such employee or officer,
(iii) cause any amounts payable with respect to
the Plans to fail to be deductible for federal
income tax purposes by virtue of Section 280G of
the Code, or (iv) result in any prohibited
transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is
not available.
				(7)	With respect to each Plan that is funded
wholly or partially through an insurance policy,
there will be no liability of the Company, as of
the Closing Date, under any such insurance policy
or ancillary agreement with respect to such
insurance policy in the nature of a retroactive
rate adjustment, loss sharing arrangement or other
actual or contingent liability arising wholly or
partially out of events occurring prior to the
Closing Date.
			(u)	Insurance.  The Company has insurance
covering casualty, fire, liability and worker's
compensation (the "Policies") providing coverage and
having limitations and deductibles that are customary
for a business of the type operated by the Company and
sufficient for compliance with all requirements of law
and of all agreements to which the Company is a party,
and such Policies will be in full force and effect for
all periods up to and including the Closing, and no
notice of cancellation or termination has been received
with respect to any of the Policies.  There are no
claims filed under or relating to any of the Policies,
except as set forth in the Disclosure Schedule.
			(v)	No Dividends; Accruals and Reserves.  Except
as set forth in the Disclosure Schedule or as expressly
provided in this Agreement, since October 31, 1999, the
Company has not declared, paid or set aside any
dividends or other distributions (whether in cash,
capital stock or other property or any combination
thereof) to Sellers other than for reasonable
compensation payments to Sellers consistent with the
past practices of the Company.  Except as set forth in
the Disclosure Schedule, the Company does not have any
accruals or reserves set up on its books and records
with respect to the declaration, payment or setting
aside of dividends or other distributions or the
declaration or payment of cash bonuses and other
incentive payments and employee benefits and the
Company does not have any obligation or commitment to
do so, whether under generally accepted accounting
principles or otherwise.
			(w)	Bank Accounts.  The Disclosure Schedule
contains a complete list of all bank accounts, lock
boxes, safe deposit boxes and other depositories of the
Company by the name of the banking institution and
account or other identifying number with a list of each
person with signature authority over the funds in each
such account.
			(x)	Client Relationships.  The Disclosure
Schedule sets forth a complete and accurate list of all
current client accounts presently held by the Company
and required to be disclosed in accordance with the
terms of the Disclosure Schedule.  The Company uses
commercially reasonable efforts to maintain a
satisfactory relationship with each of its clients and,
except as set forth in the Disclosure Schedule, has not
received a notice of termination from any client.
			(y)	Finders.  Except as set forth in Section 1.9
hereof, neither the Company nor Sellers, nor any
affiliate of any Seller, is obligated to pay any fee or
commission to any broker, finder, consultant or
intermediary for or on account of the transactions
provided for in this Agreement.
			(z)	Environmental Compliance.  To the actual
knowledge of Sellers, except as disclosed in the
Disclosure Schedule, (i) the conduct of the business at
the Company in connection with the ownership, use,
maintenance or operation of the real property owned or
leased by the Company and the conduct of business
thereon complies with, and the Company is not in
violation of, any applicable federal, state, county or
local statutes, laws, regulations, rules, ordinances,
codes, licenses, permits (granted to the Company) and
orders (naming the Company) of any governmental
authorities relating to environmental matters,
including, without limitation, the Comprehensive
Environmental Response Compensation and Liability Act
of 1980 ("CERCLA"), the Resource Conservation and
Recovery Act of 1976 ("RCRA"), the Clean Air Act, the
Federal Water Pollution Control Act of 1972, the Toxic
Substances Control Act ("TSCA"), the Safe Drinking
Water Act, the Pollution Prevention Act of 1990, the
National Environmental Policy Act ("NEPA") and any
other law, statute, ordinance or regulation relating
other protection of the public health and/or the
environment, whether promulgated by the United States,
any state, municipality and/or other governmental body,
each as amended (hereinafter collectively referred to
as "Environmental Laws"), (ii) the conduct of the
business of the Company is and has at all times been
performed in conformance with all Environmental Laws
and regulations pertaining thereto, and all permits or
other documents required for the conduct of the
business in accordance with the Environmental Laws are
and at all times have been in full force and effect;
(iii) there are no notices of violation of any
Environmental Laws requiring any work, repairs,
construction, capital expenditures or otherwise with
respect to the business of the Company which have been
received by the Company, and there are no writs,
notices, injunctions, decrees, orders, liens or
judgments outstanding, or lawsuits based upon either
the Environmental Laws or at common law, claims,
proceedings or investigations pending relating to the
operations of the Company with respect to the disposal
of hazardous wastes or hazardous substances by the
Company, and (iv) there has been no release (as defined
in CERCLA) of the hazardous substance (as defined in
CERCLA) or hazardous waste (as defined in RCRA) or any
similar hazardous or toxic materials, substances,
pollutants, contaminants or wastes to the extent
prohibited by the Environmental Laws, at or on any
premises owned or leased by the Company, nor have such
premises been used at any time by any person as a
landfill or a waste disposal site for any hazardous
substances or hazardous wastes.
			(aa)	Full Disclosure.  No representation, warranty
or statement of any Seller or the Company set forth in
the Automata Brochure No. 5 (as hereinafter defined),
this Agreement or any exhibit or schedule hereto or any
other document, statement or certificate furnished by
or on behalf of Seller or by an officer of the Company
to Purchaser pursuant hereto or in connection with the
transactions contemplated hereby contains or will
contain any untrue statement of a material fact or
omits or will omit to state any material fact necessary
to make the statements made and to be made not
misleading.  The "Automata Brochure No. 5" refers to
that set of information prepared by or on behalf of
Sellers and the Company and delivered to Purchaser as
contained in Exhibit "D" attached hereto and
incorporated herein by this reference.
			(bb)	Investment Purposes.  Sellers are acquiring
the Mesa Stock hereunder for their own accounts for investment, with no present intention of reselling or otherwise distributing the same except under circumstances which in the opinion of counsel to the Company at the time does not require registration under the Securities Act. All stock certificates representing the Mesa Stock shall be endorsed with the following restrictive legend:
			The Shares represented by this
certificate have not been
registered under the Securities
Act of 1933, and said Shares may
not be offered or sold and no
transfer will then be made by the
Company or its transferee except
in compliance with the Securities
Act of 1933 and the rules and
regulations promulgated
thereunder.


		2.2	Purchaser's Representations and Warranties.  As a
material inducement to Sellers to enter into this Agreement
and perform their obligations hereunder, Purchaser
represents and warrants to Sellers as follows:
			(a)	Organization and Good Standing.  Purchaser is
a corporation duly organized, validly existing and in
good standing under the laws of the State of Colorado.
 Purchaser has the corporate power and authority to
own, operate and lease its properties and to own the
Shares of the Company.  Purchaser is duly qualified to
do business and in good standing in the State of
Colorado and each other jurisdiction where the conduct
of its business or the nature and ownership of its
properties require such qualification.
			(b)	Articles of Incorporation and Bylaws.
Purchaser has previously made available to Seller true,
accurate and complete copies of the Articles of
Incorporation and Bylaws of Purchaser, as amended to
date certified by the Secretary of Purchaser.
			(c)	Accuracy of Information.  No representation,
warranty or statement of Purchaser set forth in this
Agreement or any exhibit hereto or any other document,
statement or certificate furnished by or on behalf of
Purchaser to Sellers pursuant hereto or in connection
with the transactions contemplated hereby contains or
will contain any untrue statement of a material fact or
omits to state any material fact necessary to make the
statement made and to be made not misleading.
			(d)	Authorization.  Purchaser has full corporate
power and authority to execute and deliver this
Agreement and to consummate the transactions
contemplated hereby.  The Board of Directors of
Purchaser has duly approved and authorized the
execution and delivery of this Agreement and the
consummation of the transactions contemplated hereby,
and no other corporate proceedings on the part of
Purchaser are necessary to approve and to authorize the
execution and delivery of this Agreement and
consummation of the transactions contemplated hereby.
Assuming that this Agreement constitutes a valid and
binding agreement of Sellers, this Agreement and all
agreements executed and delivered by Purchaser
constitute the valid and binding agreement of Purchaser
enforceable in accordance with their respective terms,
except as the enforceability hereof or thereof may be
subject to applicable bankruptcy, insolvency,
reorganization or other similar laws affecting
creditors rights generally and to general principles of
equity.
			(e)	Consents and Approvals.  Neither the
execution and delivery by Purchaser of this Agreement
nor the consummation by Purchaser of the transactions
contemplated hereby will (i) conflict with or result in
a breach of any provision of the Articles of
Incorporation or Bylaws of Purchaser, or (ii) violate
any order, writ, injunction, decree, judgment, ruling,
law, rule or regulation of any court or any
governmental or self-regulatory authority, applicable
to Purchaser, or (iii) violate any agreement, contract,
or obligation of Purchaser.  No consent, authorization
or approval of, or declaration, filing or registration
with, the Securities and Exchange Commission or any
state securities regulatory authority is necessary in
order to enable Purchaser to enter into and perform
Purchaser's obligations under this Agreement.
			(f)	No Violations.  To the best of Purchaser's
actual knowledge, Purchaser is not in violation of and
has not received any notice of violation of any
applicable law, statute, order, rule, regulation or
directive of any governmental or self-regulatory
authority or judgment, decree or award entered by any
federal, state, local or foreign court or governmental
authority or arbitrator or arbitration panel relating
to Purchaser with respect to any matter that would have
a material adverse effect on its business or property
or financial condition or on its ability to perform its
obligations under this Agreement and all documents to
be executed by Purchaser pursuant to this Agreement.
			(g)	Legal Proceedings.  (i) No investigation or
review by any domestic or foreign governmental entity
or self-regulatory authority with respect to Purchaser
or any of its employees (insofar as any such
investigation or review relates to their activities
with Purchaser) is pending or, to the actual knowledge
of Purchaser, threatened, nor has any governmental
authority indicated to Purchaser an intention to
conduct the same, (ii) there is no claim, action, suit,
or proceeding pending, or, to the actual knowledge of
Purchaser, threatened against or affecting Purchaser or
any of its employees (insofar as any such matters
relate to their activities with Purchaser) at law or in
equity, or before any federal, state, municipal, or
other governmental entity or arbitrator or arbitration
panel which if adversely decided, would, either singly
or in the aggregate, have a material adverse effect on
the financial condition of Purchaser or materially
impede the ability of Purchaser to consummate the
transactions contemplated hereby, and (iii) there are
no outstanding orders, judgments, injunctions, awards
or decrees of any court, public body or authority,
arbitration panel or arbitrator by which Purchaser is
bound or by which any of its employees are prohibited
or restricted from engaging in its business, which,
either singly or in the aggregate, have a material
adverse effect on the financial condition of Purchaser
or materially impede the ability of Purchaser to
consummate the transactions contemplated hereby.
			(h)	Finders.  Except as set forth in Section 1.9,
Purchaser is not obligated to pay any fee or commission
to any broker, finder, consultant or intermediary for
or on account of the transactions provided for in this
Agreement.
			(i)	Investment Purposes.  Purchaser is acquiring
the Shares of the Company hereunder for its own account for investment, with no present intention of reselling or otherwise distributing the same except (i) pursuant to an offering of shares duly registered under the Securities Act or (ii) under other circumstances which in the opinion of counsel to the Company at the time does not require registration under such Act. All stock certificates representing the Share shall be endorsed with the following restrictive legend:
			The Shares represented by this
certificate have not been
registered under the Securities
Act of 1933, and said Shares may
not be offered or sold and no
transfer will then be made by the
Company or its transferee except
in compliance with the Securities
Act of 1933 and the rules and
regulations promulgated
thereunder.

	2.3	Nature of Statements.  All statements contained herein
or in any schedule attached to this Agreement or in any
certificate or other instrument delivered by or on behalf of any party hereto pursuant to this Agreement at the Closing shall be deemed representations and warranties. All representations, warranties, covenants and agreements made by any Seller or the
Company shall be deemed to be made by both the Company and the
Sellers and shall be deemed to be several. Notwithstanding the foregoing sentence, in the event of a breach of a representation, warranty, covenant or agreement, Sellers shall have sole responsibility for any loss or damage from such breach, and the
Company shall have no liability for contribution or otherwise.
	2.4	Survival of Representations, Warranties and Agreements.
 All representations and warranties, covenants and agreements of the parties contained in this Agreement or contemplated hereby shall survive the Closing and any investigation at any time made by Purchaser or on Purchaser's behalf shall not constitute or operate as a waiver, defense, or limitation of any
representation, warranty, covenant or agreement made by Sellers hereunder. All representations, warranties, covenants and agreements contained in this Agreement by Sellers shall expire, terminate and be of no force and effect on and after the expiration of the close of business on the second anniversary of the Closing Date, except that:
		(a)	The representations, warranties and covenants
regarding the Taxes, Tax Return filings and payments of
Taxes contained in Section 2.1(m) shall survive until ninety
(90) days after the expiration of the applicable statutory
period of limitation (including extensions thereto granted
prior to the Closing Date);
		(b)	The representations, warranties and covenants
regarding cooperation and consultation with respect to tax
matters contained in Section 3.9 and access to Company
records contained in Section 3.10 shall survive for a period co-extensive with the period specified in Section 2.4(a);
and
		(c)	The representations, warranties and covenants
regarding title to shares contained in Section 2.1(e) shall survive forever.
	Any right of indemnification pursuant to Article 7 hereof with respect to a claimed breach of any representation, covenant or warranty shall expire or terminate on the date of expiration or termination of the representation, covenant or warranty claimed to be breached (each an "Expiration Date"), unless on or prior to the Expiration Date written notice asserting such breach has been given to the party from whom indemnification is sought and provided suit is commenced within nine (9) months after such written notice, unless the party from whom indemnification is sought waives or extends such nine (9) month period in writing;
and; provided further, that if such a claimed breach is timely made and such a suit is timely filed, it may be continued to be asserted beyond the Expiration Date of the representation, covenant, warranty or agreement to which such claim relates.

	ARTICLE 3
	COVENANTS
	3.1	Access to Properties, Records and Clients.  During the
period from the Effective Date of this Agreement to the Closing
Date (the "Pre-Closing Period"), Sellers will provide, or cause the Company to provide, Purchaser, and its accountants, counsel and other authorized representatives, and responsible financial institutions designated by Purchaser as its representatives, full access, during reasonable business hours (upon reasonable notice)
and under reasonable circumstances, to (i) all of the properties, contracts, commitments, insurance policies, loans, books,
records, tax returns, pertinent corporate minute books and stock transfer records, and other information and business documents of the Company, (ii) clients of the Company as may reasonably be designated by Purchaser, (iii) such relevant information with respect to the business affairs and properties of the Company in the possession of the Company or Sellers as Purchaser, or
Purchaser's counsel, may from time to time reasonably request, provided that Purchaser shall at all times relevant hereto
exercise due diligence to safeguard, maintain and otherwise
secure the confidential nature of the information so furnished to
Purchaser or its representative by Sellers or the Company, and
(iv) allow Purchaser or its agents to enter upon the premises of the Company for the purpose of inspecting the Assets and the condition thereof, provided that access to the premises shall be permitted only with the prior consent of the Company (which
consent shall not be unreasonably withheld).  During the Pre-
Closing Period, Purchaser will have the full cooperation of the
Company and Sellers in confirming the nature of the relationships between the Company and its clients, including whether or not such relationships are satisfactory and whether or not such
relationships are expected to continue after the Closing.
Purchaser shall be given the opportunity until the Closing to perform such reviews, evaluations, inspections, audits and
interviews of the Company's assets, records, employees,
contracts, business plan and such other matters as Purchaser deems necessary, and the results thereof must be satisfactory to
Purchaser.
	3.2	Consultation.  Sellers will consult with Purchaser at
all times up to and including the Closing Date with respect to the operation and conduct of the business of the Company,
provided that no party hereto shall incur any liability to anyone as a result of the advice or suggestions offered in this
connection.
	3.3	Conduct of the Business of the Company Prior to the
Closing Date.  Except as contemplated by this Agreement or as set forth in the Disclosure Schedule or as expressly agreed to in writing by Purchaser, during the Pre-Closing Period, Sellers shall cause the Company to conduct its operations according to its ordinary and usual course of business consistent with past practice, subject to the following conditions:
			(a)	Ordinary Course of Business.  The business of
the Company shall be conducted diligently and only in
the ordinary course of business in substantially the
same manner as the Company has heretofore conducted its
business and the Company shall not make any material
change in personnel, operations, finance, accounting
policies, or real or personal property.
			(b)	Maintenance of Assets.  The Company shall
maintain its assets and all parts thereof in as good
working order and condition as at present, ordinary
wear and tear excepted, consistent with past practices
and shall not sell, lease or otherwise dispose of any
of its assets other than in the ordinary course of
business or as permitted by this Agreement.  The
Company shall not make any capital expenditures or
capital additions or betterments except as may be
involved in ordinary repairs, maintenance and
replacement of its assets.
			(c)	Insurance of Assets.  The Company shall keep
in full force and effect present insurance policies or
other comparable insurance coverage with respect to its
assets and potential liabilities.
			(d)	Contracts and Commitments.  The Company shall
not make or renew, extend, amend, modify, or waive any
material provisions of any contract or commitment or
relinquish or waive any material contract rights or
agree to the termination of any material contract
except in the ordinary course of business.  The Company
shall use its best efforts to perform all obligations
under agreements relating to or affecting its assets.
The Company shall not sell, transfer, or otherwise
dispose of or lease any material part of its assets.
			(e)	Debts and Liabilities.  The Company shall not
(i) create or incur any liabilities other than current
liabilities incurred in the ordinary course of
business; (ii) discharge or satisfy any lien, charge,
encumbrance, nor pay any obligation or liability,
absolute or contingent, except liabilities shown on the
October 31, 1999 Financial Statements, or liabilities
incurred in the ordinary course of business; (iii)
assume, guarantee, endorse or otherwise become liable
or responsible (whether directly, contingently or
otherwise) for the obligations of any other person;
(iv) make any loans, advances or capital contributions
to, or investments in, any other person; (v) enter into
or modify any contract to do any of the foregoing; (vi)
pledge or otherwise encumber the Shares; or (vii)
mortgage or pledge any of its assets, tangible or
intangible.
			(f)	Corporate Documents.  The Company shall not
amend its Articles of Incorporation or Bylaws.
			(g)	Employment Practices.  The Company shall use
its best efforts to maintain and preserve its business
organization intact and retain in its employ its
current employees.  The Company shall not willfully pay
or agree to pay, conditionally or otherwise, any bonus,
extra compensation, extraordinary reimbursement for
expenses, pension, or severance payment to any director
or stockholder, officer, consultant, agent, or employee
under any retirement plan or otherwise or increase the
compensation paid by the Company to any officer,
director, agent, consultant, or employee from the
amount of such compensation being paid on the Effective
Date hereof, except in the ordinary course of business
and consistent and in conformity with the past
practices of the Company and except for the bonuses set
forth on the Disclosure Schedule.
			(h)	Goodwill.  The Company shall use its best
efforts to preserve the goodwill of its suppliers,
clients, and those having business relations with the
Company and shall use its best efforts to retain their
respective relationship with all of such persons or
entities.
			(i)	Litigation.  The Company shall not institute,
settle, or agree to settle any action or proceeding
pending before any Court or governmental body.
			(j)	Conflicts.  The Company shall not enter into
any transactions or take any acts which, if perfected
or performed prior to the Closing Date, would
constitute a breach of the representations, warranties
and agreements of Sellers contained herein.
			(k)	Capital Stock.  The Company shall not: (i)
declare or pay any dividend (whether in cash, stock or
property or any combination thereof) on or make any
other distribution upon, or purchase, retire, or redeem
any shares of its capital stock, or set aside any funds
for any such purpose; or (ii) split, combine or
reclassify any shares of its capital stock.  In
addition, the Company shall not issue or sell or
obligate itself to issue or sell any additional shares
of its capital stock, whether or not such shares have
been previously authorized or issued, or issue or sell
any warrants, rights, or options to acquire any such
shares, or to acquire any stock of any corporation or
any interest in any business enterprise.
	3.4	Confidential Information.  In the event of the
termination of this Agreement, for any reason or by any party:
			(a)	Return of Confidential Information.
Purchaser shall immediately return to Sellers all
written information and documentation (and all copies
thereof) in the possession or under the control of
Purchaser or any of the representatives of Purchaser,
concerning any aspect of the business operations of the
Company, obtained at any time during Purchaser's due
diligence investigation of the Company, whether prior
to or following the execution of this Agreement, or
derived or compiled therefrom by Purchaser or any of
Purchaser's representatives, all of which is
acknowledged to contain confidential information of the
Company.  Such information and documentation in written
form, together with all information concerning the
Company and its business operations, and customer and
client lists shall be hereinafter referred to as
"Confidential Information."
			(b)	Non-Disclosure and Non-Use of Confidential
Information.  Purchaser shall, at all times, keep
strictly confidential, and shall not disclose or permit
the disclosure to any third person or entity, of any or
all Confidential Information, and shall not, in any
manner or at any time, except in connection with the
conduct of litigation arising out of this Agreement or
any of the transactions contemplated herein, use or
permit the use of any such Confidential Information,
for the benefit of itself or others.
			(c)	Specific Performance.  Purchaser specifically
acknowledges that all Confidential Information
received, derived, or compiled by it is proprietary,
unique, and confidential information of the Company,
and that a violation of the covenants and agreements of
Purchaser contained in subsections (a) and (b) of this
Section will cause continuing and irreparable harm to
Sellers.  Therefore, Sellers shall, in addition to any
other rights or remedies available to Sellers, at law
or in equity, have the right to apply to a court of
competent jurisdiction for an injunction to restrain
the violation or continuing violation of such covenants
and agreements by Purchaser.
	3.5	Consents.  The parties hereto agree to use all
reasonable efforts to obtain all permits, approvals,
authorizations, and consents of all third parties necessary (a)
for the consummation of the transactions contemplated hereby, or
(b) for the conduct, ownership, leasing or operating of the
Company.
	3.6	Satisfaction of Conditions.  Each of the parties hereto
agrees to use all reasonable efforts (a) to cause all conditions to such party's obligations to consummate the transactions
contemplated hereby to be satisfied as promptly as reasonably practicable and (b) to consummate and make effective the
transactions contemplated by this Agreement.
	3.7	Publicity.  Prior to Closing, Purchaser and Sellers
shall not, and Sellers shall cause the Company not to, issue any press release or otherwise make any public statement with respect to the transactions contemplated herein, without the agreement of the other party to the release and disclosure and to its
contents.  Notwithstanding anything to the contrary contained herein, either party may issue any press release or make any public statement without approval of the other as may be required by law, provided the party issuing the press release or making such statement shall give prior notice thereof to the other
party.
	3.8	Disclosure of Certain Matters.  During the Pre-Closing
Period, Sellers and Purchaser each will give prompt written
notice to the other of any event or development which occurs during the Pre-Closing Period which (i) had it existed or been known on the Effective Date of this Agreement, would have been required to be disclosed under this Agreement, (ii) would cause any of the representations and warranties of Sellers or
Purchaser, respectively, contained herein to be inaccurate or otherwise misleading, or (iii) materially relates to the
satisfaction of the conditions set forth in Sections 4.1 and 4.2 hereof.
	3.9	Certain Tax Matters.
		(a)	Preparation of Tax Returns.  Sellers shall be
responsible for preparing and filing, or causing the Company to prepare and file, the Company's Tax Returns on a timely
basis for periods ending no later than the Closing Date, and
Sellers shall also be responsible for causing the Company to pay related tax liabilities on a timely basis.  Purchaser
shall provide or make available to Sellers information or
records for preparing, reviewing or adjusting any Tax
Returns for periods ending no later than the Closing Date.
Sellers and Purchaser shall execute any consent required to
be filed with the Internal Revenue Service in connection
with any corporate income tax return required to be filed by the Company in accordance with the provisions of Section
1362(e)(3) of the Code, or other applicable provision of the
Code.
		(b)	Audit of Tax Returns.  In the event that a taxing
or governmental authority should audit the Company's Tax
Returns for periods ending no later than the Closing Date,
Sellers shall cooperate with Purchaser and make available to
Purchaser certain records of the Company.  Concerning the
outcome of such an audit, Sellers shall be solely liable for any additional Taxes that the Company may owe relating to
periods ending no later than the Closing Date.
	3.10	Records of the Company.  Following the Closing Date
hereof, Purchaser will cause the Company to make available to
Sellers, at such time or times as Sellers may reasonably request, for inspection and copying, all books, records, memoranda and other financial data of the Company relating to the transactions and business of the Company prior to or on the Closing Date as
Sellers shall deem necessary or desirable for any tax or other appropriate purpose.
	3.11	Use of Company Name and Logo After Closing Date.  From
and after the Closing Date hereof, Sellers shall not use and shall not have any rights to use the name "Automata
Instrumentation, Inc.", "Automata Instruments, Inc.," the
Automata logo, the "Automata-instr.com" website or any similar trademark, tradename or related intellectual property.
	ARTICLE 4
	CONDITIONS PRECEDENT TO CLOSING
	4.1	Conditions Precedent to Obligations of Purchaser.  The
obligations of Purchaser hereunder are, at the option of
Purchaser, subject to and conditioned upon the satisfaction and fulfillment by Sellers, on or prior to the Closing Date, of each of the following conditions, unless waived by Purchaser as
provided herein:
		(a)	Representations and Warranties True.  The
representations and warranties of Sellers contained in this
Agreement shall be true and correct in all material respects as of the date hereof and shall be true and correct in all
material respects as if made on the Closing Date (except to
the extent that any representations and warranties of
Sellers specifically relate to an earlier date).
		(b)	Outstanding Shares.  Only the Shares shall be
outstanding immediately prior to the Closing, and the
Company shall have no obligation to issue any shares of
capital stock pursuant to stock options, warrants, stock
plans or otherwise.
		(c)	Performance of Obligations.  Each of the
obligations and covenants of Sellers and the Company to be
performed by any of them on or before the Closing Date
pursuant to the terms hereof shall have been duly performed
and complied with in all material respects by the Closing
Date.
		(d)	Absence of Litigation.  No order, stay, judgment,
or decree shall have been issued by any court or any
governmental entity restraining or prohibiting the
consummation of the transactions contemplated by this
Agreement and no action shall have been instituted or
threatened by a third party against the Company or Sellers
before any court which action could reasonably be determined to have substantial merit and a material adverse effect on
the results of operations or financial condition of the
Company or on the ability of Sellers or Purchaser to
consummate the transactions contemplated hereby.
		(e)	Opinion of Counsel.  Purchaser shall have received
an opinion of Burch & Cracchiolo, P.A., counsel for Sellers, dated the Closing Date, substantially in the form of Exhibit
"E" annexed hereto.
		(f)	Consents.  Purchaser shall have received written
confirmation from the Landlord under the Lease (i) that all
rent or other payments required to be paid by the Company
under the Lease as of the Closing Date have been paid, (ii)
that the Company is not in default under the Lease and no
event has occurred which with the passage of time would
constitute an event of default under the Lease, and (iii)
that the Lease has been amended to a month-to-month tenancy
in the form of Exhibit "K" annexed hereto at a monthly rent
of $7,000.00 for a term not to exceed three (3) months and,
as converted, the Lease is in full force and effect.
		(g)	Certificate of Sellers.  Sellers shall have
delivered to Purchaser a certificate, which shall be dated
as of the Closing Date and which shall be signed by Sellers
certifying (i) the authority of Sellers to enter into and
consummate the transactions contemplated by this Agreement,
(ii) the representations and warranties of Sellers contained in Section 2.1 hereof are true and correct, and (iii) each
and every covenant and agreement of Sellers contained in the
Agreement to be performed by Sellers or by the Company on or prior to the Closing Date has been performed by Sellers or
the Company, as applicable.
		(h)	No Adverse Change.  No material adverse change in
the results of operations, financial condition or business
of the Company shall have occurred, and the Company shall
not have suffered any material change, loss or damage to its assets, whether or not covered by insurance, since the
October 31, 1999 Financial Statements.
		(i)	Resignations.  Purchaser shall have received the
resignations of each of the directors and officers of the
Company.
		(j)	Noncompetition Agreements.  Sellers shall have
each entered into a Noncompetition Agreement with Purchaser
substantially in the form of the Noncompetition Agreements
attached hereto as Exhibits "F" and "G," respectively, and
incorporated herein by this reference.
		(k)	Consulting Agreements.  Sellers shall have each
entered into a Consulting Agreement with Purchaser
substantially in the form of the Consulting Agreements
attached hereto as Exhibits "H" and "I," respectively, and
incorporated herein by this reference.  The compensation
provided for in the Consulting Agreements is in addition to, and not included within, the Purchase Price.
	4.2	Conditions Precedent to Obligations of Sellers.  The
obligations of Sellers hereunder are, at the option of Sellers, subject to and conditioned upon the satisfaction and fulfillment by Purchaser, on or prior to the Closing Date, of each of the following conditions, unless waived by Sellers as provided
herein:
		(a)	Representations and Warranties True.  The
representations and warranties of Purchaser contained in
this Agreement shall be true and correct in all material
respects as of the date hereof and shall be true and correct in all material respects as if made on the Closing Date
(except to the extent that any representations and
warranties of Purchaser specifically relate to an earlier
date).
		(b)	Performance of Obligations.  Each of the
obligations and covenants of Purchaser to be performed by it on or before the Closing Date pursuant to the terms hereof
shall have been duly performed and complied with in all
material respects by the Closing Date.
		(c)	Absence of Litigation.  No order, stay, judgment
or decree shall have been issued by any court or
governmental entity restraining or prohibiting the
consummation of the transactions contemplated by this
Agreement and no action shall have been instituted or
threatened by a third party against Purchaser before any
court which action would reasonably be determined to have
substantial merit and a material adverse effect on the
results of operations or financial condition of Purchaser or on the ability of Purchaser to consummate the transactions
contemplated hereby.
		(d)	Certificate of Purchaser.  Purchaser shall have
delivered to Sellers a certificate, which shall be dated as
of the Closing Date and which shall be signed by a duly
authorized officer of Purchaser certifying (i) the authority of Purchaser to enter into and consummate the transactions
contemplated by this Agreement, (ii) the authority of the
designated officers of Purchaser to execute and deliver any
document contemplated by this Agreement on behalf of
Purchaser, (iii) the representations and warranties of
Purchaser contained in Section 2.2 hereof are true and
correct, and (iv) each and every covenant and agreement of
Purchaser contained in the Agreement to be performed by
Purchaser on or prior to the Closing Date has been performed by Purchaser.
		(e)	Opinion of Counsel.  Sellers shall have received
an opinion of Andrew N. Bernstein, P.C., counsel for
Purchaser, dated the Closing Date, substantially in the form of Exhibit "J" annexed hereto.
		(f)	Noncompetition Agreements.  Purchaser shall have
entered into a Noncompetition Agreement with each Seller
substantially in the form of the Noncompetition Agreements
attached hereto as Exhibits "F" and "G", respectively.
		(g)	No Adverse Change.  No material adverse change in
the results of operations, financial condition or business
of Purchaser shall have occurred, and Purchaser shall not
have suffered any material change, loss or damage to its
assets, whether or not covered by issuance, since the
Effective Date.
	ARTICLE 5
	CLOSING
	5.1	Time and Place of the Closing.  Subject to the
provisions of Section 4.1 and 4.2 hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sellers' counsel, Burch & Cracchiolo, P.A., 702
East Osborn Road, Phoenix, Arizona 85014, at 8:00 a.m., local time, on December 7, 1999 or at such other place, date or time as the parties may mutually agree upon in writing for the Closing to take place.  The date on which the Closing occurs is herein
referred to as the "Closing Date."
	5.2	Actions of Sellers at Closing.  At the Closing, Sellers
shall deliver to Purchaser the following:
		(a)	Stock Certificates.  Sellers shall deliver to
Purchaser the stock certificates representing one hundred
percent (100%) of the issued and outstanding shares of the
capital stock of the Company duly endorsed in favor of
Purchaser, or accompanied by appropriate stock powers duly
executed in blank assigning the Shares, with signature
guaranteed by a qualified signature guarantor.
		(b)	Opinion of Sellers' Counsel.  Sellers shall
deliver to Purchaser an opinion letter from Burch &
Cracchiolo, P.A., counsel for Sellers, in the form attached
hereto as Exhibit "E".
		(c)	Resignations.  Sellers shall deliver to Purchaser
the written and executed resignations of all officers and
directors of the Company, in each case dated as of the
Closing Date.
		(d)	Corporate Records.  Sellers shall deliver to
Purchaser the minute book(s), stock issue and transfer
records, and the corporate seal of the Company.
		(e)	Noncompetition Agreements.  Sellers shall deliver
to Purchaser Noncompetition Agreements in the forms attached as Exhibits "F" and "G" executed by Sellers, respectively.
		(f)	Consulting Agreements.  Sellers shall deliver to
Purchaser Consulting Agreements in the forms attached as
Exhibits "H" and "I" executed by Sellers, respectively.
		(g)	Certificate of Sellers.  Sellers shall deliver to
Purchaser a certificate, which shall be dated as of the
Closing Date and which shall be signed by Sellers certifying
(i) the authority of Sellers to enter into and consummate
the transactions contemplated by this Agreement, (ii) the
representations and warranties of Sellers contained in
Section 2.1 hereof were true and correct when made and are
true and correct as of the Closing Date (except to the
extent that any representation or warranty of Sellers
specifically relates to an earlier date), and (iii) each and every covenant and agreement of Sellers contained in the
Agreement to be performed by Sellers or by the Company on or prior to the Closing Date has been performed by Sellers or
the Company, as applicable.
	5.3	Actions of Purchaser at Closing.  At the Closing,
Purchaser shall deliver to Sellers the following:
		(a)	Cash Payment.  Subject to the provisions of
Section 1.8 hereof, Purchaser shall deliver to Linda V.
Masano a cashier's check or wire transfer in the amount of
ONE MILLION EIGHT HUNDRED EIGHTY NINE THOUSAND AND NO/100
DOLLARS ($1,889,000).  In addition, Purchaser shall deliver
to Thomas Michael Masano a cashier's check or wire transfer
in the amount of ONE MILLION EIGHT HUNDRED ELEVEN THOUSAND
AND NO/100 DOLLARS ($1,811,000).
		(b)	Mesa Stock Certificates.  Purchaser shall deliver
to Sellers unregistered stock certificates of Purchaser in
the separate names of Linda V. Masano and Thomas Michael
Masano representing 51,000 shares and 49,000 shares,
respectively, of Mesa Stock.
		(c)	Reserve Account.  Purchaser shall provide Sellers
with confirmation of the creation and funding of an
interest-bearing custody account with Wells Fargo Bank in
the names of Purchaser and Sellers in the amount of FOUR
HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000) in the form
attached hereto as Exhibit "L".
		(d)	Noncompetition Agreements.  Purchaser shall
deliver to Sellers Noncompetition Agreements in the forms
attached as Exhibits "F" and "G" executed by Purchaser.
		(e)	Opinion of Purchaser's Counsel.  Purchaser shall
deliver to Sellers an opinion letter from Andrew N.
Bernstein, P.C., counsel for Purchaser, in the form attached hereto as Exhibit "J."
		(f)	Certificate of Purchaser.  Purchaser shall deliver
to Sellers a certificate, which shall be dated as of the
Closing Date and which shall be signed by a duly authorized
officer of Purchaser certifying (i) the authority of
Purchaser to enter into and consummate the transactions
contemplated by this Agreement, (ii) the authority of the
officers of Purchaser to execute and deliver any document
contemplated by this Agreement on behalf of Purchaser, (iii)
the representations and warranties of Purchaser contained in
Section 2.2 hereof were true and correct when made and are
true and correct as of the Closing Date, and (iv) each and
every covenant and agreement of Purchaser contained in the
Agreement to be performed by Purchaser on or prior to the
Closing Date has been performed by Purchaser.
	ARTICLE 6
	TERMINATION
	6.1	Termination.  This Agreement may be terminated at any
time prior to the Closing:
		(a)	By mutual consent of Purchaser and Sellers;
		(b)	By either Purchaser on the one hand or Sellers on
the other hand, if the Closing shall not have occurred by
December 31, 1999, provided that the failure to consummate
the transactions contemplated hereby is not primarily a
result of the failure by the party so electing to terminate
the Agreement to perform any of its obligations hereunder;
		(c)	By Purchaser on the one hand or Sellers on the
other hand, if any court of competent jurisdiction in the
United States or other United States governmental body or
any regulatory agency in the United States shall have issued an order, decree, regulation, or ruling or taken any other
action restraining, enjoining or otherwise prohibiting the
transactions contemplated hereby and such order, decree,
regulation, ruling or other action shall not have been
vacated or reversed or set aside on appeal, with prejudice
against the party seeking to restrain the transaction;
		(d)	By Purchaser in the event that one or more of the
conditions set forth in Section 3.1 or Section 4.1 hereof is not satisfied at or prior to the Closing or by Purchaser
pursuant to the provisions of Section 1.2 hereof; or
		(e)	By Sellers in the event that one or more of the
conditions set forth in Section 4.2 hereof is not satisfied
at or prior to the Closing.
	The date on which this Agreement is terminated pursuant to
this Section is herein referred to as the "Termination Date."
	6.2	Effect of Termination.  In the event that this
Agreement shall be terminated pursuant to the provisions of
Section 6.1 hereof, all obligations of the parties hereto under the Agreement shall terminate and there shall be no liability, except for any breach of this Agreement prior to such
termination, of any party to another party and except for breach of the provisions of Section 1.10 or Section 3.4 hereof.  In the event the Purchaser shall fail to purchase the Shares at Closing in accordance with the terms and conditions of this Agreement, for any reason whatsoever other than Sellers' default hereunder or pursuant to a right of termination granted Purchaser in
Section 6.1 hereof, Sellers may (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and obtain such legal or equitable relief to which Sellers may be entitled, in law or in equity, as a result of such breach of Purchaser.  In the event Sellers shall fail to consummate the transaction
contemplated herein for any reason whatsoever other than
Purchaser's default hereunder or pursuant to a right of
termination granted Sellers in Section 6.1 hereof, Purchaser may
(i) enforce specific performance of this Agreement, or (ii)
terminate this Agreement and obtain such legal or equitable
relief to which Purchaser may be entitled, in law or in equity, as a result of such breach of Sellers.
	ARTICLE 7
	INDEMNIFICATION
	7.1	Indemnification by Sellers.  Sellers hereby agree that
notwithstanding any investigation which may have been made by or on behalf of Purchaser prior to the Closing, Sellers shall
severally indemnify, defend and hold harmless Purchaser (and any affiliated party of Purchaser) at any time after consummation of the Closing, from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses including, subject to this Article, interest, penalties, court costs, and reasonable attorneys' fees and
expenses asserted against, resulting to, imposed upon or incurred by Purchaser or any affiliated party, directly or indirectly, caused by reason of or resulting from or arising out of (i) any misrepresentation or any breach or nonfulfillment of any representation, covenant, warranty or agreement of Sellers
contained in or made pursuant to this Agreement, including, but not limited to, the provisions of Section 1.8 hereof, (ii) the administration, operation, qualification or benefits or other amounts paid or payable under the Profit Sharing Plan, except that no indemnification is hereby made with respect to any loss, damage, or expense incurred by Purchaser arising from or relating to the direct transfer or "roll-over" by any participant of
accrued benefits or account balances under the Profit Sharing
Plan into any plan maintained or operated by Purchaser or any
ERISA Affiliate of Purchaser, (iii) any failure of the Company prior to the Closing Date to comply with the requirements of
COBRA, and (iv) any breach by the Company prior to the Closing
Date of its duties or obligations under any administrative
services agreement, or other agreement including, but not limited to, acts or omissions of the Company constituting negligence or gross negligence.  Notwithstanding the preceding, in no event shall Sellers be obligated to indemnify Purchaser in an amount in excess of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00)
as to undisclosed liabilities pursuant to the Reserve Account.
	7.2	Indemnification by Purchaser.  Purchaser hereby agrees
to indemnify, defend and hold harmless Sellers (and any
affiliated party of Seller), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, subject to this Article, interest, penalties, court costs and reasonable attorneys' fees and
expenses asserted against, resulting to, imposed upon or incurred by Sellers or any affiliated party, directly or indirectly,
caused by reason of or resulting from or arising out of any
misrepresentation or any breach or nonfulfillment of any
representation, warranty, covenant and agreement of Purchaser contained in or made pursuant to this Agreement.  Notwithstanding the preceding, in no event shall Purchaser be obligated to
indemnify Sellers in an amount in excess of FOUR HUNDRED THOUSAND
AND NO/100 DOLLARS ($400,000.00).
	7.3	Defense.
		(a)	Notification of Indemnification Claim.  Promptly
after the receipt by any person entitled to indemnification
under this Section of notice of (i) any claim or (ii) the
commencement of any action or proceeding, such party (the
"Aggrieved Party") will, if claim with respect thereto is
made against any party obligated to provide indemnification
pursuant to this Section (the "Indemnifying Party"), give
such Indemnifying Party written notice of such claim or the
commencement of such action or proceeding and shall permit
the Indemnifying Party to assume the defense of any such
claim or any proceeding or litigation resulting from such
claim, unless the action or proceeding seeks an injunction
or other similar relief against the Aggrieved Party or there is a conflict of interest between it and the Indemnifying
Party in the conduct of the defense of such action.  Failure by the Indemnifying Party to notify the Aggrieved Party of
its election to defend any such proceeding or action within
a reasonable time, but in no event more than thirty (30)
days after written notice thereof shall have been given to
the Indemnifying Party, shall be deemed a waiver by the
Indemnifying Party of its right to defend such action.
		(b)	Defense of Claim by Indemnifying Party.  If the
Indemnifying Party assumes the defense of any such claim or
litigation resulting therefrom with counsel reasonably
acceptable to the Aggrieved Party, the obligations of the
Indemnifying Party as to such claim shall be limited to
taking all steps necessary in the defense or settlement of
such claim or litigation resulting therefrom and to holding
the Aggrieved Party harmless from and against any losses,
damages and liabilities caused by or arising out of any
settlement or any judgment in connection with such claim or
litigation resulting therefrom.  The Aggrieved Party may
participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation.  The
Aggrieved Party shall cooperate and make available all books and records reasonably necessary and useful in connection
with the defense.  The Indemnifying Party shall not, in the
defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written
consent of the Aggrieved Party, or enter into any
settlement, except with the written consent of the Aggrieved
Party.
		(c)	Defense of Claim by Aggrieved Party.  If the
Indemnifying Party shall not assume the defense of any such
claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner
as it may deem appropriate and reasonably satisfactory to
the Aggrieved Party.  The Indemnifying Party shall promptly
reimburse the Aggrieved Party for the amount of all
reasonable expenses, legal or otherwise, as incurred by the
Aggrieved Party in connection with the defense against or
settlement of such claim or litigation.  No settlement of
claim or litigation shall be made without the consent of the
Indemnifying Party, which consent shall not be unreasonably
withheld.  If no settlement of the claim or litigation is
made, the Indemnifying Party shall promptly reimburse the
Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all
expenses, legal or otherwise, as incurred by the Aggrieved
Party in the defense against such claim or litigation.
	ARTICLE 8
	MISCELLANEOUS
	8.1	Headings.  The descriptive headings of the several
Articles and sections of this Agreement are inserted for
convenience only and do not constitute a part of this Agreement.
	8.2	Notices.  Any notices or other communications required
or permitted hereunder shall be given in writing and shall be delivered or sent personally, by facsimile transmission (with confirmation by either personal delivery or by certified or registered mail postage prepaid) or by certified or registered mail, postage prepaid, addressed as follows:
		If to Purchaser:Mesa Laboratories, Inc.
					12100 West 6th Avenue
					Lakewood, Colorado 80228
					Attn:  Luke R. Schmieder, President
					Telephone No.: (303) 987-8000
					Telecopier No.: (303) 987-8989

		Copy to:		Andrew N. Bernstein, P.C.
					5445 DTC Parkway, Suite 520
					Greenwood Village, Colorado 80111
					Attn:  Andrew N. Bernstein, Esq.
					Telephone No.: (303) 770-7131
					Telecopier No.: (303) 770-7332

		If to Sellers:	Linda V. and Thomas Michael Masano
					8400 E. Dixileta Drive, Lot 116
					Scottsdale, Arizona 85262
					Telephone No.: (480) 595-2523
					Telecopier No.: (480) 575-0603


		Copy to:		Burch & Cracchiolo, P.A.
					702 East Osborn Road
					Phoenix, Arizona 85014
					Attn: Marvin Davis, Esq.
					Telephone No.: (602) 234-8753
					Telecopier No.: (602) 240-3823

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or sent (provided confirmation is given as set forth above);
provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
	8.3	Assignment.  This Agreement and all of the provisions
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights,
interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.
	8.4	Further Assurances.  Consistent with the terms and
conditions hereof, each party hereto will execute and deliver such instruments, certificates and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions
contemplated hereby.
	8.5	Complete Agreement.  This Agreement and the Disclosure
Schedule and the attached Exhibits and Schedules contain the entire understanding of the parties with respect to the
transactions contemplated hereby and supersede all prior or contemporaneous representations, understandings or agreements, oral or written, with respect thereto.  There are no
representations, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.
	8.6	Modifications, Amendments and Waivers.  At any time
prior to the Closing, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.
	8.7	Choice of Law and Venue.  THIS AGREEMENT IS MADE AND
ENTERED INTO AND IS PERFORMABLE IN LAKEWOOD, JEFFERSON COUNTY, COLORADO, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF COLORADO. ANY LITIGATION, SPECIAL PROCEEDING OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT BY SELLERS OR BY PURCHASER IN CONNECTION WITH OR BY
REASON OF THIS AGREEMENT SHALL BE BROUGHT IN THE APPLICABLE
FEDERAL OR STATE COURT IN AND FOR JEFFERSON COUNTY, COLORADO,
WHICH COURTS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND
VENUE FOR ACTIONS BY SELLERS AGAINST PURCHASER AND BY PURCHASER
AGAINST SELLERS.
	8.8	Severability.  In the event any provision of this
Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect,
enforceable in accordance with its terms and the provision held to be void, illegal or unenforceable shall be limited so that it shall remain in effect to the extent permissible by law.
	8.9	Counterparts.  This Agreement may be executed in two or
more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

	IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by its duly authorized officers as of the day and year first above written.
						SELLERS:


Dated:

						LINDA V. MASANO



Dated:

						THOMAS MICHAEL MASANO




						MESA LABORATORIES, INC.


Dated:                               		By:

						     LUKE R. SCHMIEDER,
						   President and Chief Executive
Officer







	(lxxi)